LightPath Technologies Reports 26% Revenue Increase With Fiscal 2016 Second Quarter Financial Results

Continued Momentum for Global Sales of Specialty and Infrared Products; Significant Gross Margin Expansion

ORLANDO, FL -- (Marketwired - February 04, 2016) - LightPath Technologies, Inc. (NASDAQ: LPTH) ("LightPath," the "Company" or "we"), a leading vertically integrated global manufacturer, distributor and integrator of proprietary optical and infrared components and high-level assemblies, today announced financial results for the fiscal 2016 second quarter ended December 31, 2015.

Second Quarter Fiscal 2016 Highlights:

  Revenue for the second quarter of fiscal 2016 increased 26% to approximately $4.2 million compared to approximately $3.4 million for the second quarter of fiscal 2015.
  Revenues from sales of infrared products and infrared non-recurring engineering products ("NRE") increased by more than 164% in the second quarter of fiscal 2016 compared to the second quarter of fiscal 2015.
  Gross margin was 56% in the second quarter of fiscal 2016 compared to 38% in the second quarter of fiscal 2015.
  Operating income for the second quarter of fiscal 2016 was approximately $607,000, compared to an operating loss of approximately ($405,000) for the second quarter of fiscal 2015.
  EBITDA was a negative of approximately ($318,000) for the second quarter of fiscal 2016 compared to a positive EBITDA of approximately $294,000 in the second quarter of the previous fiscal year. Adjusted EBITDA, which excludes the change in the fair value of our warrant liability, was a positive of approximately $737,000 for the second quarter of fiscal 2016 compared to a negative EBITDA of approximately ($240,000) for the second quarter of fiscal 2015.
  12-month backlog increased to approximately $6.4 million at December 31, 2015, compared to approximately $5.1 million as of September 30, 2015.
  Non-cash warrant liability expense in connection with the change in their fair value of approximately $1.1 million in the second quarter of fiscal 2016, as compared to non-cash income of approximately $535,000 in the second quarter of fiscal 2015. This is driven primarily by the 90% appreciation of our common stock from the first quarter of fiscal 2016.

A reconciliation of GAAP to non-GAAP results is provided in this press release in the accompanying tables. An explanation of these measures is also included below under the heading "Use of Non-GAAP Financial Measures."

Jim Gaynor, President and Chief Executive Officer of LightPath, commented, "I am pleased to report excellent results for the second quarter of fiscal 2016. We continue to see impressive revenue growth of our specialty products, which increased by 133% as compared to the second quarter of fiscal 2015. This growth is complemented by solid improvement of our infrared products and infrared NREs, which increased by 164% as compared to the second quarter of fiscal 2015. In particular, our direct sales in Asia and China continue to grow, principally driven by the increasing demand from our telecommunications customers. We have successfully expanded our business in an uncertain economic environment as we serve multiple markets and continue to offer excellent value to our customers."

Mr. Gaynor continued, "I am also pleased with the margin expansion we have demonstrated through this period. Our gross margins improved as a result of the excellent operational performance of our subsidiary manufacturing facility in Zhenjiang, People's Republic of China. We moved the majority of our manufacturing operations from one of our subsidiary's facilities in Shanghai, People's Republic of China to this newer facility in Zhenjiang late last year. Since this move, we have realized a reduction of costs over our cost basis at the Shanghai facility of approximately 35%. We have also continued to diversify our business by developing new applications for our products in markets such as digital imaging, medical instruments and fiber laser delivery systems, which are bolstered by our more traditional applications in telecommunications, industrial equipment and weapon sights. Based on the diversification of our business, the successful implementation of our sales strategies and our superior value proposition, which may resonate even more with customers in periods of challenging economic development, we expect continued robust increases in revenue across all our product lines during fiscal 2016."

Financial Results for Three Months Ended December 31, 2015

Revenue for the second quarter of fiscal 2016 totaled approximately $4.2 million, which was an increase of approximately $0.9 million, or 26%, as compared to the same period of the prior fiscal year. The increase from the second quarter of the prior fiscal year is attributable to a 133% increase in sales of specialty products and a 234% increase in sales of NRE projects.

Gross margin as a percentage of revenue in the second quarter of fiscal 2016 was 56%, compared to 38% in the second quarter of fiscal 2015. The improvement in gross margin is attributed to a favorable product mix resulting in higher sales prices, leverage of the increase in production volume against manufacturing overhead costs, and the realization of the full benefit of consolidating a majority of our manufacturing operations into the Zhenjiang facility. Total cost of sales of approximately $1.9 million decreased by approximately $206,000 in the second quarter of fiscal 2016 compared to the same period of the prior fiscal year.

During the second quarter of fiscal 2016, total costs and expenses increased by approximately $78,000 compared to the same period of the prior fiscal year. The increase was due to an approximately $180,000 increase in wages to accrue for fiscal 2016 management bonuses given the strong financial performance during the second quarter of fiscal 2016. This increase was partially offset by a decrease in professional service fees compared to the prior year. Total operating income for the second quarter of fiscal 2016 was approximately $607,000, compared to an operating loss of approximately ($405,000) for the same period in fiscal 2015, which was impacted by elevated costs due to duplicative expenses as we transitioned to a new manufacturing facility in China and other strategic growth initiatives.

In the second quarter of fiscal 2016, we recognized a non-cash expense of approximately $1.1 million related to the change in the fair value of warrants issued in connection with our June 2012 private placement. The applicable accounting rules for the warrant liability requires the recognition of either non-cash expense or non-cash income, which has a significant correlation to the change in the market value of our common stock for the period being reported. The market value per share of common stock increased by 90% during the second quarter of fiscal 2016 as compared to the second quarter of fiscal 2015, which aided in the recognition of non-cash expense as compared to non-cash income recorded for the same period in fiscal 2015. In the second quarter of fiscal 2015, we recognized non-cash income of approximately $535,000 related to the change in the fair value of these warrants. The warrants have a five year life and will expire in December 2017. The fair value will be re-measured each reporting period until the warrants are exercised or expire.

Net loss for the second quarter of fiscal 2016 was approximately ($536,000) or ($0.04) per basic and diluted common share, which includes non-cash expense of approximately $1.1 million or $0.07 per basic and diluted common share for the change in the fair value of the warrant liability, compared with net income of approximately $141,000 or $0.01 per basic and diluted common share, which includes non-cash income of approximately $535,000 or $0.04 per basic and diluted common share for the change in the fair value of the warrant liability for the same period in fiscal 2015. We were also impacted by foreign exchange losses in the second quarter of fiscal 2016 due to the recent de-valuing of the Chinese yuan in the amount of approximately ($78,000), which had a ($0.01) impact on basic and diluted earnings per share. This compares to a foreign exchange gain of $19,000 in the same period of the prior fiscal period. Adjusted net income, which is adjusted for the effect of the non-cash change in the fair value of the warrant liability, was approximately $520,000 in the second quarter of fiscal 2016 as compared to a loss of approximately ($394,000) in the same period of fiscal 2015, an improvement of approximately $0.9 million. Weighted-average basic shares outstanding increased to 15,250,146 in the second quarter of fiscal 2016 compared to 14,305,985 in the second quarter of fiscal 2015 primarily due to shares of common stock issued pursuant to the our private placement in January 2015 and issuances under our employee stock purchase plan.

Earnings before interest, taxes, depreciation, and amortization ("EBITDA") for the second quarter of fiscal 2016 was a loss of approximately ($318,000) compared to positive EBITDA of approximately $294,000 in the second quarter of fiscal 2015. The difference in EBITDA between periods was principally caused by higher operating income in the current year period offset by the non-cash expense from the warrant liability. Adjusted EBITDA, which eliminates the non-cash income or expense related to the change in fair value of the warrant liability, was approximately $737,000 in the second quarter of fiscal 2016 as compared with negative adjusted EBITDA of approximately ($240,000) for the same period of the prior fiscal year.

Financial Results for Six Months Ended December 31, 2015

Revenue for the first half of fiscal 2016 totaled approximately $8.4 million, which was an increase of approximately $2.5 million, or 41%, as compared to the same period of the prior fiscal year. This increase was due to increases in sales across all of our product groups. Specifically, there was a 241% increase in sales of NRE projects, a 119% increase in sales of specialty products, a 53% increase in sales of our infrared products, and an 18% increase in sales of our precision molded optics products.

Gross margin as a percentage of revenue in the first half of fiscal 2016 was 55%, compared to 38% in the first half of fiscal 2015. The improvement in gross margin is primarily attributed to favorable product mix resulting in higher sales prices, leverage of the sales volume against our manufacturing overhead costs, and the realization of the full benefit of the lower cost structure of the Zhenjiang facility. In the first half of fiscal 2015, we had increased wages due to the ramp up of production of our infrared products and the overlapping of manufacturing workforces during the transition of production from the Shanghai facility to the Zhenjiang facility. Total cost of sales of approximately $3.8 million increased by approximately $106,000 in the first half of fiscal 2016 compared to the same period of the prior fiscal year

During the first half of fiscal 2016, total costs and expenses increased by approximately $179,000 compared to the same period of the prior fiscal year. The increase was due to an approximate $360,000 increase in accruals for wages related to fiscal 2016 management bonuses given the strong financial performance during the first half of fiscal 2016. This increase was partially offset by a decrease in professional service fees compared to the prior year. Total operating income for the first half of fiscal 2016 was approximately $1.3 million, compared to an operating loss of approximately ($915,000) for the same period in fiscal 2015.

In the first half of fiscal 2016, the Company recognized a non-cash expense of approximately $687,000 related to the change in the fair value of warrants issued in connection with the June 2012 private placement. The applicable accounting rules for the warrant liability requires the recognition of either non-cash expense or non-cash income, which has a significant correlation to the change in the market value of common stock for the period being reported. The market value per share of common stock increased by 61% during the first half of fiscal 2016, which aided in the recognition of a non-cash expense as compared to the non-cash income recorded for the same period in fiscal 2015. In the first half of fiscal 2015, we recognized non-cash income of approximately $481,000 related to the change in the fair value of these warrants. The warrants have a five year life and will expire in December 2017. The fair value will be re-measured each reporting period until the warrants are exercised or expire.

Net income for the first half of fiscal 2016 was approximately $307,000 or $0.02 per basic and diluted common share, which includes non-cash expense of approximately $687,000 or $0.05 per basic and diluted common share for the change in the fair value of the warrant liability, compared with net loss of approximately ($438,000) or ($0.03) per basic and diluted common share, which includes non-cash income of approximately $481,000 or $0.03 per basic and diluted common share for the change in the fair value of the warrant liability for the same period in fiscal 2015. We were also impacted by foreign exchange losses in the first half of fiscal 2016 due to the recent de-valuing of the Chinese yuan in the amount of approximately $253,000, which had a ($0.02) impact on basic and diluted earnings per share. This compares to a foreign exchange gain of $20,000 in the same period of the prior fiscal period. Adjusted net income, which is adjusted for the effect of the non-cash change in the fair value of the warrant liability, was $994,000 in the first half of fiscal 2016 as compared to a loss of ($919,000) in the same period of fiscal 2015, an improvement of $1.9 million. Weighted-average basic shares outstanding increased to 15,244,747 in the first half of fiscal 2016 compared to 14,297,807 in the first half of fiscal 2015 primarily due to shares of common stock issued pursuant to our private placement in January 2015 and issuances under our employee stock purchase plan.

EBITDA for the first half of fiscal 2016 was approximately $719,000 compared to negative EBITDA of approximately ($139,000) in the first half of fiscal 2015. The difference in EBITDA between periods was principally caused by higher operating income offset by higher non-cash expense from the warrant liability in the fiscal 2016 period as compared with the prior year. Adjusted EBITDA, which eliminates the non-cash income or expense related to the change in fair value of the warrant liability, was approximately $1.4 million in the first half of fiscal 2016 as compared with negative adjusted EBITDA of approximately ($620,000) in the same period of the prior fiscal year.

Cash and cash equivalents totaled approximately $2.5 million as of December 31, 2015, an increase of 52% from June 30, 2015. Cash flow provided by operations was approximately $1.05 million for the six months ended December 31, 2015. During the first half of fiscal 2016, we expended approximately $596,000 for capital equipment and approximately $460,000 for working capital while growing our cash balance. The current ratio as of December 31, 2015 improved to 4.09 to 1 compared to 3.10 to 1 as of June 30, 2015. Total stockholders' equity as of December 31, 2015 was approximately $8.7 million, a 9% increase from approximately $8.0 million as of June 30, 2015.

As of December 31, 2015, our 12-month backlog was $6.4 million, compared to $5.1 million as of September 30, 2015, an increase of approximately 25%.

Investor Conference Call and Webcast Details:

We will host an audio conference call and webcast on Thursday, February 4, at 4:30 p.m. ET to discuss our financial and operational performance for the second quarter of fiscal 2016.

Date: Thursday, February 4, 2016
Time: 4:30 p.m. (ET)
Dial-in Number: 1-877-317-2514
International Dial-in Number: 1-412-317-2514
Webcast: http://services.choruscall.com/links/lpth160204.html

It is recommended that participants dial-in approximately 5 to 10 minutes prior to the start of the 4:30 p.m. call. A transcript archive and webcast of the event will be available for viewing or download on the Company web site shortly after the call is concluded. A replay of the call will be available approximately one hour after completion through February 18, 2016. To listen to the replay, dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international), and enter conference ID # 10079753.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) provides optics and photonics solutions for the industrial, defense, telecommunications, testing and measurement, and medical industries. LightPath designs, manufactures, and distributes optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and gradient index GRADIUM® lenses. LightPath also offers custom optical assemblies, including full engineering design support. For more information, visit www.lightpath.com.

Use of Non-GAAP Financial Measures

To provide investors with additional information regarding our financial results, this press release includes references to EBITDA, adjusted EBITDA and adjusted net income (loss), all of which are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP, see the tables provided in this press release.

A "non-GAAP financial measure" is generally defined as a numerical measure of a company's historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP. Our management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Our management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our underlying business operations and understand our performance. In addition, our management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP.

We calculate EBITDA by adjusting net income (loss) to exclude net interest expense, income tax expense or benefit, depreciation, and amortization. Similarly, we calculate adjusted EBITDA by adjusting net income (loss) to exclude net interest expense, income tax expense or benefit depreciation, amortization, and the change in the fair value of the warrants issued in connection with our private placement in June 2012.

The fair value of the warrants issued in connection with our private placement in 2012 is re-measured each reporting period until the warrants are exercised or expire. Each reporting period, the change in the fair value of these warrants is either recognized as non-cash expense or non-cash income. The change in the fair value of the warrants has a significant correlation to the change in the market value of our common stock for the period being reported and is not impacted by our actual operations during such period. We believe that by excluding the change in the fair value of these warrants enhances the ability of investors to analyze our underlying business operations and understand our performance.

The discussion of our results as presented in this release also includes the use of the non-GAAP term "gross margin." We calculate gross margin by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with GAAP. We believe that gross margin, although a non-GAAP financial measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates cost structure and provides funds for our total costs and expenses. We use gross margin in measuring the performance of our business and have historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Forward-Looking Statements

This release includes statements that constitute "forward-looking statements" within the meaning of federal securities laws, which are statements other than historical facts and that frequently use words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "forecast," "intend," "may," "plan," "position," "should," "strategy," "target," "will" and similar words. All forward-looking statements speak only as of the date of this release. Although we believe that the plans, intentions, and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions, or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such statements. This release contains certain forward-looking statements that are based on current plans and expectations and are subject to various risks and uncertainties. Our business may be influenced by many factors that are difficult to predict, involve uncertainties that may materially affect results, and are often beyond our control. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by us in our public filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                        LIGHTPATH TECHNOLOGIES, INC.
                        Consolidated Balance Sheets

                                                (unaudited)
                                               December 31,      June 30,
                   Assets                          2015            2015
                                               ------------    ------------
Current assets:
  Cash and cash equivalents                   $   2,503,053   $   1,643,920
  Trade accounts receivable, net of
   allowance of $4,484 and $6,282                 2,854,635       3,048,754
  Inventories, net                                3,356,387       3,181,377
  Other receivables                                 167,292         253,880
  Prepaid expenses and other assets                 376,413         244,075
                                               ------------    ------------
    Total current assets                          9,257,780       8,372,006

  Property and equipment, net                     4,340,587       4,275,552
  Other assets                                       66,964          66,964
                                               ------------    ------------
    Total assets                              $  13,665,331   $  12,714,522
                                               ============    ============
    Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                            $   1,080,239   $   1,551,885
  Accrued liabilities                                79,266          84,039
  Accrued payroll and benefits                      939,778         842,506
  Loan payable, current portion                          --          51,585
  Capital lease obligation, current portion         166,454         166,454
                                               ------------    ------------
    Total current liabilities                     2,265,737       2,696,469

Capital lease obligation, less current
 portion                                            247,496         310,260
Deferred rent                                       585,225         512,679
Warrant liability                                 1,882,535       1,195,470
                                               ------------    ------------
    Total liabilities                             4,980,993       4,714,878
                                               ------------    ------------

Stockholders' equity:
  Preferred stock: Series D, $.01 par value,
   voting;
    5,000,000 shares authorized; none issued
     and outstanding                                     --              --
  Common stock: Class A, $.01 par value,
   voting;
    40,000,000 shares authorized; 15,264,581
     and 15,235,073 shares issued and
     outstanding, respectively                      152,646         152,351
  Additional paid-in capital                    213,579,036     213,222,950
  Accumulated other comprehensive income             71,603          50,680
  Accumulated deficit                          (205,118,947)   (205,426,337)
                                               ------------    ------------
    Total stockholders' equity                    8,684,338       7,999,644
                                               ------------    ------------
    Total liabilities and stockholders'
     equity                                   $  13,665,331   $  12,714,522
                                               ============    ============

                        LIGHTPATH TECHNOLOGIES, INC.
           Consolidated Statements of Comprehensive Income (Loss)
                                  Unaudited

                           Three months ended           Six months ended
                               December 31,               December 31,
                             2015         2014         2015         2014
                         -----------   ----------   ----------   ----------
Product sales, net       $ 4,236,331  $ 3,352,958  $ 8,426,661  $ 5,956,267
Cost of sales              1,876,331    2,082,769    3,815,093    3,708,444
                         -----------   ----------   ----------   ----------
    Gross margin           2,360,000    1,270,189    4,611,568    2,247,823
Operating expenses:
  Selling, general and
   administrative          1,573,349    1,325,058    3,013,997    2,469,293
  New product development    168,067      350,147      316,413      693,859
  Loss on disposal of
   property and equipment     11,876           --       11,876          218
                         -----------   ----------   ----------   ----------
    Total costs and
     expenses              1,753,292    1,675,205    3,342,286    3,163,370
                         -----------   ----------   ----------   ----------
    Operating income
     (loss)                  606,708     (405,016)   1,269,282     (915,547)
Other income (expense):
  Interest expense            (8,942)      (6,762)     (21,813)     (10,131)
  Interest expense - debt
   costs                          --         (625)          --      (13,270)
  Change in fair value of
   warrant liability      (1,055,179)     534,784     (687,065)     480,826
  Other expense, net         (78,170)      18,832     (253,014)      20,285
                         -----------   ----------   ----------   ----------
  Total other income
   (expense), net         (1,142,291)     546,229     (961,892)     477,710
                         -----------   ----------   ----------   ----------
    Net income (loss)    $  (535,583) $   141,213  $   307,390  $  (437,837)
                         ===========   ==========   ==========   ==========
Income (loss) per common
 share (basic)           $     (0.04) $      0.01  $      0.02  $     (0.03)
                         ===========   ==========   ==========   ==========
Number of shares used in
 per share calculation
 (basic)                  15,250,146   14,305,985   15,244,747   14,297,807
                         ===========   ==========   ==========   ==========
Income (loss) per common
 share (diluted)         $     (0.04) $      0.01  $      0.02  $     (0.03)
                         ===========   ==========   ==========   ==========
Number of shares used in
 per share calculation    15,250,146   15,419,925   16,594,759   14,297,807
                         ===========   ==========   ==========   ==========
Foreign currency
 translation adjustment        8,848         (345)      20,923         (813)
                         -----------   ----------   ----------   ----------
    Comprehensive income
     (loss)              $  (526,735) $   140,868  $   328,313  $  (438,650)
                         ===========   ==========   ==========   ==========

                        LIGHTPATH TECHNOLOGIES, INC.
                   Consolidated Statements of Cash Flows
                                (Unaudited)

                                                       Six Months Ended
                                                         December 31,
                                                  -------------------------
                                                      2015          2014
                                                  -----------   -----------
Cash flows from operating activities
Net income (loss)                                 $   307,390   $  (437,837)
Adjustments to reconcile net income (loss) to
 net cash provided by (used in) operating
 activities:
  Depreciation and amortization                       389,652       275,222
  Interest from amortization of debt costs                 --        13,270
  Loss on disposal of property and equipment           11,876           218
  Stock based compensation                            174,588       138,075
  Provision for doubtful accounts receivable             (289)      (13,784)
  Change in fair value of warrant liability           687,065      (480,826)
  Deferred rent                                        72,546       (42,269)
Changes in operating assets and liabilities:
  Trade accounts receivables                           40,438        74,960
  Other receivables                                    64,048         1,760
  Inventories                                        (331,414)      (84,580)
  Prepaid expenses and other assets                  (137,279)      (39,338)
  Accounts payable and accrued liabilities           (232,585)      199,679
  Deferred revenue                                         --         3,500
                                                  -----------   -----------
    Net cash provided by (used in) operating
     activities                                     1,046,036      (391,950)
Cash flows from investing activities
  Purchase of property and equipment                 (596,072)     (395,766)
  Proceeds from sale of equipment                       5,916            --
                                                  -----------   -----------
    Net cash used in investing activities            (590,156)     (395,766)
                                                  -----------   -----------
Cash flows from financing activities
  Proceeds from exercise of stock options               2,808            --
  Proceeds from sale of common stock from
   employee stock purchase plan                         8,228        13,229
  Proceeds from exercise of warrants, net of
   costs                                               27,632            --
  Net payments on loan payable                        (32,216)      307,810
  Payments on capital lease obligations               (62,764)       (3,398)
                                                  -----------   -----------
    Net cash provided by (used in) financing
     activities                                       (56,312)      317,641
Effect of exchange rate on cash and cash
 equivalents                                          459,565        68,099
                                                  -----------   -----------
Change in cash and cash equivalents                   859,133      (401,976)
Cash and cash equivalents, beginning of period      1,643,920     1,197,080
                                                  -----------   -----------
Cash and cash equivalents, end of period          $ 2,503,053   $   795,104
                                                  ===========   ===========

Supplemental disclosure of cash flow
 information:
  Interest paid in cash                           $    21,813   $    10,131
  Income taxes paid                                     4,084         1,036
Supplemental disclosure of non-cash investing &
 financing activities:
  Derecognition of liability associated with
   stock option grants                            $   143,125            --

                        LIGHTPATH TECHNOLOGIES, INC.
               Consolidated Statement of Stockholders' Equity
                     Six months ended December 31, 2015
                                 (Unaudited)
                                                                 Accumulated
                                            Other                    Total
                Class A         Additional  Comphre-                 Stock-
              Common Stock       Paid-in   hensive  Accumulated     holders'
            Shares    Amount     Capital    Income    Deficit       Equity
          ---------- -------- ------------ ------- -------------  ----------
Balances
 at June
 30, 2015 15,235,073 $152,351 $213,222,950 $50,680 $(205,426,337) $7,999,644
Issuance
 of common
 stock
 for:
 Exercise
  of
  warrants    22,106      221       27,412      --            --      27,633
 Employee
  Stock
  Purchase
  Plan         4,702       47        8,181      --            --       8,228
 Exercise
  of RSU
  or
  options      2,700       27        2,781      --            --       2,808
 Stock
  based
  compensation
  on
  stock
  options
  & RSUs          --       --      317,712      --            --     317,712
Foreign
 currency
 translation
 adjustment       --       --           --  20,923            --      20,923
Net income        --       --           --      --       307,390     307,390
          ---------- -------- ------------ ------- -------------  ----------
Balances
 at
 December
 31, 2015 15,264,581 $152,646 $213,579,036 $71,603 $(205,118,947) $8,684,338
          ========== ======== ============ ======= =============  ==========

To supplement our consolidated financial statements presented in accordance with U.S. GAAP, we provide additional non-GAAP financial measures. Our management believes these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may or could, have a disproportionally positive or negative impact on results in any particular period. Our management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our underlying business operations and understand our performance. In addition, our management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Any analysis on non-GAAP financial measures should be used in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP is presented in the tables below.

                        LIGHTPATH TECHNOLOGIES, INC.
 Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

                             Three months ended:       Six months ended:
                            December     December     December    December
                            31, 2015     31, 2014     31, 2015    31, 2014
                          -----------  -----------  ----------- -----------

Net income (loss)         $  (535,583) $   141,213  $   307,390 $  (437,837)
Change in fair value of
 warrant liability          1,055,179     (534,784)     687,065    (480,826)
                          -----------  -----------  ----------- -----------
    Adjusted net income
     (loss)               $   519,596  $  (393,571) $   994,455 $  (918,663)
                          ===========  ===========  =========== ===========

                             Three months ended:       Six months ended:
                            December     December     December    December
                            31, 2015     31, 2014     31, 2015    31, 2014
                          -----------  -----------  ----------- -----------
Net income (loss)         $  (535,583) $   141,213  $   307,390 $  (437,837)
Depreciation and
 amortization                 208,450      145,899      389,652     275,222
Interest expense                8,942        7,387       21,813      23,401
                          -----------  -----------  ----------- -----------
    EBITDA                $  (318,191) $   294,499  $   718,855 $  (139,214)
Change in fair value of
 warrant liability          1,055,179     (534,784)     687,065    (480,826)
                          -----------  -----------  ----------- -----------
    Adjusted EBITDA       $   736,988  $  (240,285) $ 1,405,920 $  (620,040)
                          ===========  ===========  =========== ===========

Contacts:

Jim Gaynor
President & CEO
LightPath Technologies, Inc.
Tel: 407-382-4003
jgaynor@lightpath.com
Web: www.lightpath.com

Dorothy Cipolla
CFO
LightPath Technologies, Inc.
Tel: 407-382-4003 x305
dcipolla@lightpath.com
Web: www.lightpath.com

Jordan Darrow
Darrow Associates, Inc.
Tel: 631-766-4528
jdarrow@darrowir.com
Web: www.darrowir.com